Exhibit 99.1

InfuSystem Holdings, Inc.
31700 Research Park Drive
INVESTOR CONTACT:	Madison Heights, MI 48071
Pat LaVecchia	248-291-1210
Vice Chairman
Info@InfuSystem.com
800-962-9656

FOR IMMEDIATE RELEASE

Thursday, March 10, 2011

InfuSystem Holdings, Inc. Reports $13.1 Million of Revenues and $3.7 Million of Adjusted

EBITDA for the Fourth Quarter of 2010, its Thirteenth Straight Quarter of Year over Year Growth

•	Revenues for quarter and year increased 23% and 21%, respectively

•	Adjusted EBITDA for quarter and year increased 15% and 8%, respectively

•	Third consecutive year of revenue and Adjusted EBITDA increases

•	Cash from operations increased 11% from prior year

MADISON HEIGHTS, MICHIGAN, March 10, 2011—InfuSystem Holdings, Inc. (NYSE Amex: INFU), the leading provider of infusion pumps and related services, today reported results for the fourth quarter and fiscal year ended December 31, 2010.

Fiscal 2010: Continued Growth in Revenues, Adjusted EBITDA and Cash from Operations

“We are pleased with the fourth quarter and fiscal year performance and the reporting of the thirteenth straight quarter of year over year growth for the company. With the continued steady growth of our core business and strategic initiatives to broaden our product and service offering, we are more confident than ever in the long-term outlook for the company and industry as InfuSystem continues to successfully execute its long-term business strategy. We are a healthcare growth company with healthy profits” said Sean McDevitt, Chairman and Chief Executive officer.

Revenues for fiscal 2010 were $47.2 million, up 21 percent from $39.0 million in the prior year. The increase in revenues is primarily related to obtaining business at new customer facilities, increases from existing customers and expansion into new product lines such as those associated the First Biomedical acquisition.

Gross profit for fiscal 2010 was $33.5 million, up 17 percent from $28.6 million in the prior year. It represented 71 percent of revenues for the latest year, compared with 73 percent in fiscal 2009. The decrease in the gross margin percentage was primarily related to higher pump depreciation and a higher mix of pump sales and services, as compared to third party billings.

Selling, general and administrative expenses (SG&A) were $34.5 million, 48 percent higher than fiscal 2009’s $23.3 million. As a percent of revenues, SGA was 73 percent for the latest year, compared to 60% in fiscal 2009. The increases were primarily related to an increase in stock based compensation, along with the pre/post acquisition expenses of acquired business. Excluding the one-time expenses, on a normalized basis SGA, as a percent of revenues, is approximately the same as the 60% in fiscal 2009.

Adjusted EBITDA was $14.0 million for the latest fiscal year, up 8 percent from $12.9 million a year ago. The company utilizes Adjusted EBITDA as a means to measure its operating performance. A reconciliation from Adjusted EBITDA, a non-GAAP measure, to net income can be found in the appendix.

Other loss for the latest year was $2.3 million versus $3.6 million other loss a year ago, reflecting reduced interest expense, gain on derivatives, and extinguishment of long-term debt. As a result, the fiscal 2010 net loss was $1.9 million, equal to $0.09 loss per diluted share, versus a $0.8 million net income, equal to $0.04 income per diluted share, a year earlier.

Fourth Quarter Growth in Revenues and Adjusted EBITDA

Revenues for the latest quarter were $13.1 million, up 23 percent from $10.7 million for the prior-year period. Gross profit increased to $9.0 million or 16% from $7.8 million in the fiscal 2009 fourth quarter. SG&A increased to $12.0 million from $6.4 million. Other expense of $0.4 million compared with $0.3 million of other income a year ago. The net loss for the most recent quarter was $2.2 million, equal to $0.11 per diluted share, versus the prior year quarter’s net income of $1.0 million, equal to $0.05 per diluted share. Adjusted EBITDA for the latest quarter was $3.7 million, up 15 percent from $3.2 million for the prior-year period.

Financial Condition

Net cash provided by operations for fiscal 2010 was $10.8 million, up 11 percent from $9.7 million for the prior year. The latest year’s results reflected higher levels of stock based compensation, depreciation and amortization of goodwill, accounts payable, inventory and amounts accrued. The company reduced capital expenditures from $4.6 million in fiscal 2009 to $2.4 million and paid $16.6 million in cash for acquisition of First Biomedical in June 2010. The cash balance decreased by $2.7 million and the company ended the year with a cash balance of $5.0 million with $26.6 million in long-term debt, net of current.

Conference Call

InfuSystem Holdings, Inc. will host a conference call to share the results of its fourth quarter and full-year fiscal 2010 results on Thursday, March 10, at 10:00 a.m. Eastern Time. Chairman and Chief Executive Officer Sean McDevitt and Jim Froisland, Chief Financial Officer, will discuss the company’s financial performance and answer questions from the financial community.

The company invites interested investors to listen to the presentation, which will be carried live on the company’s Web site: www.infusystem.com in the Investors section. To participate by telephone, the dial-in number is 800-446-1671 with confirmation number 29138075. Those who wish to listen should either dial in or go to the Web site several minutes prior to the call to register. A replay of the call can be accessed by dialing 888-843-7419, pass-code 29138075#. An online archive of the conference call will remain on the company’s Web site for the following 30 days.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is the leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providers. Headquartered in Madison Heights, Michigan, the company delivers local, field-based customer support, and also operates Centers of Excellence in Michigan, Kansas, California, and Ontario, Canada. The company’s stock is traded on the NYSE Amex under the symbol INFU.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially form those predicted by such forward-looking statements. These risks and uncertainties include general economic conditions, as well as other risks, detailed from time to time in the company’s publicly filed documents.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	December 31, 2010	December 31, 2009

ASSETS

Current Assets:

Cash and cash equivalents	$5,014	$7,750
Accounts receivable, less allowance for doubtful accounts of $1,796 and $1,842 at December 31, 2010 and 2009, respectively	6,679	5,517
Inventory	1,699	925
Prepaid expenses and other current assets	750	395
Deferred income taxes	1,147	125

Total Current Assets	15,289	14,712
Property & equipment, net	16,672	13,499
Deferred debt issuance costs, net	658	781
Goodwill	64,092	56,580
Intangible assets, net	33,252	28,911
Other assets	401	207

Total Assets	$130,364	$114,690

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:

Accounts payable	$2,016	$1,306
Other current liabilities	4,631	1,573
Derivative liabilities	183	2,670
Current portion of long-term debt	5,551	5,501

Total Current Liabilities	12,381	11,050
Long-term debt, net of current portion	26,646	18,640
Deferred income taxes	5,788	3,314
Other liabilities	406	221

Total Liabilities	$45,221	$33,225

Stockholders’ Equity
Preferred stock, $.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $.0001 par value; authorized 200,000,000 shares; issued 21,163,337 and 18,734,144, respectively; outstanding 21,117,516 and 18,734,144, respectively	2	2
Additional paid-in capital	87,004	81,410
Accumulated other comprehensive loss	(64)	—
Retained (deficit) earnings	(1,799)	53

Total Stockholders’ Equity	85,143	81,465

Total Liabilities and Stockholders’ Equity	$130,364	$114,690

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per share data)	2010	2009	2010	2009

Net revenues	13,075	10,662	47,229	38,964

Cost of revenues:
Product and supply costs	2,206	1,753	7,730	6,200
Pump depreciation and disposals	1,860	1,121	5,945	4,127

Gross profit	9,009	7,788	33,545	28,637

Sales, general and administrative expenses:
Provision for doubtful accounts	1,061	1,272	4,515	4,006
Amortization of intangibles	644	457	2,259	1,827
Selling and marketing	2,348	1,509	7,087	5,258
General administrative	7,960	3,190	20,622	12,218

Total sales, general and administrative expenses	12,013	6,428	34,483	23,309

Operating (loss) income	(3,004)	1,360	(938)	5,328
Other (loss) income:
Gain (loss) on derivatives and other income	417	1,122	207	(78)
Interest expense	(571)	(831)	(3,352)	(3,499)
Gain on extinguishment of long-term debt	—	—	1,118	—
Other expense	(258)	—	(258)	—

Total other (loss) income	(412)	291	(2,285)	(3,577)

(Loss) income before income taxes	(3,416)	1,651	(3,223)	1,751
Income tax benefit (expense)	1,258	(685)	1,371	(977)

Net (loss) income	(2,158)	966	(1,852)	774

Net (loss) income per share:
Basic	(0.11)	0.05	(0.09)	0.04
Diluted	(0.11)	0.05	(0.09)	0.04
Weighted average shares outstanding:
Basic	20,261,591	18,697,729	19,721,378	18,609,797
Diluted	20,261,591	18,956,690	19,721,378	18,931,356

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008

OPERATING ACTIVITIES
Net (loss) Income	$(1,852)	$774	$9,959

Adjustments to reconcile net (loss) income to net cash provided by operating activities:
(Gain) loss on derivative liabilities	(207)	78	(9,815)
(Gain) on extinguishment of long-term debt	(1,118)	—	—
Provision for doubtful accounts	4,515	4,006	3,187
Depreciation	5,357	4,122	3,935
Loss on disposal of pumps	994	342	553
Amortization of intangible assets	2,259	1,827	1,827
Amortization of deferred debt issuance costs	980	495	642
Stock-based compensation	3,860	753	1,550
Deferred income taxes	(1,236)	2,254	935
Changes in assets and liabilities, exclusive of effects of acquisitions:
(Increase) in accounts receivable, net of provision	(3,948)	(5,355)	(1,835)
(Increase) decrease in other current assets	(506)	(253)	560
(Increase) in other assets	(173)	(207)	—
Increase (decrease) in accounts payable and other liabilities	2,252	872	(601)
(Decrease) in derivative liabilities from termination of interest rate swap	(365)	—	—

NET CASH PROVIDED BY OPERATING ACTIVITIES	10,812	9,708	10,897

INVESTING ACTIVITIES

Capital expenditures	(2,444)	(4,612)	(1,733)
Cash paid for acquisition, net of cash acquired	(16,616)	—	—
Proceeds from sale of property	—	1	10
Payment of deferred acquisition costs	—	—	(105)
Cash received for acquisition from I-Flow	—	—	784

NET CASH USED IN INVESTING ACTIVITIES	(19,060)	(4,611)	(1,044)

FINANCING ACTIVITIES
Principal payments on term loan	(22,623)	(8,565)	(2,044)
Cash proceeds from term loan	30,000	—	—
Capitalized debt issuance costs	(808)	—	—
Common stock repurchased to satisfy minimum statutory withholding on stock-based compensation	(167)	(135)	(195)
Treasury shares repurchased	(68)	—	—
Principal payments on capital lease obligations	(822)	(160)	(61)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	5,512	(8,860)	(2,300)

Net change in cash and cash equivalents	(2,736)	(3,763)	7,553

Cash and cash equivalents, beginning of period	7,750	11,513	3,960

Cash and cash equivalents, end of period	$5,014	$7,750	$11,513

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

GAAP RECONCILIATION

Reconciliation from Net Income to Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Net (loss) income	$(2,158)	$966	$(1,852)	$774
Adjustments:
Interest expense	571	831	3,352	3,499
Income tax (benefit) expense	(1,259)	685	(1,371)	977
Depreciation — Pumps	1,376	1,058	4,960	3,785
Depreciation — Other	112	93	397	337
Amortization	644	457	2,259	1,827

EBITDA	$(714)	$4,090	$7,745	$11,199

Adjustments:
(Gain) loss on derivatives and other income	(417)	(1,122)	(207)	78
Other expense	258	—	258	—
Stock based compensation	4,098	224	5,909	753
Acquisition costs	—	—	965	—
Termination Benefits	450	—	450	877
(Gain) on loan payoff discount	—	—	(1,118)	—

Adj. EBITDA	$3,675	$3,192	$14,002	$12,907